Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by Registrant                           / X /
Filed by a Party other than the Registrant   /   /

Check the appropriate box:
/ /   Preliminary Proxy Statement
/X/   Definitive Proxy Statement
/ /   Definitive Additional Material
/ /   Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                        LSI LOGIC CORPORATION
                         David E. Sanders
 Vice President, General Counsel, Secretary LSI Logic Corporation

Payment of Filing Fee:
/X/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
       or 14a-6(j)(2).
/ /   $500 per each party to the controversy pursuant to
       Exchange Act Rule 14a-6(i)(3).
/ /   Fee computed per table below per Exchange Act Rules
       14a-6(i)(4) and 0-11.
        (1) Title of each class securities to which transaction
            applies:
        _________________________________________________________
        (2) Aggregate number of securities to which transaction
            applies:
        _________________________________________________________
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11:
        _________________________________________________________
        (4) Proposed maximum aggregate value of transaction:
        _________________________________________________________
            Set forth the amount on which the filing fee is calculated and state how it was determined.
             /  /  Check box if any part of the fee is offset as
                   provided by Exchange Act Rule 0-11(a)(2) and
                   identify the filing for which the offsetting
                   fee was paid previously.  Identify the
                   previous filing by registration statement
                   number, or the Form or Schedule and the date
                   of its filing.
                      (1) Amount Previously Paid:
                          _______________________________________
                      (2) Form, Schedule or Registration
                          Statement No.:
                          _______________________________________
                      (3) Filing Party:
                          ______________________________________
                      (4) Date Filed:
                          _______________________________________



                   LSI LOGIC CORPORATION
         Notice of Annual Meeting of Stockholders
                         May 6, 1994

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LSI Logic Corporation (the "Company"), a Delaware corporation, will be held on May 6, 1994 at 11:30 a.m., local time, at the Company's offices located at 1655 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2.   To approve an amendment to the Employee Stock Purchase
Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 700,000 shares.

     3.   To approve an amendment to the 1991 Equity Incentive
Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares.

     4. To ratify the appointment of Price Waterhouse as independent accountants of the Company for its 1994 fiscal year.

     5. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 14, 1994 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.
Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                        Sincerely,
                                        David E. Sanders
                                        Secretary

Milpitas, California
March 25, 1994


                          YOUR VOTE IS IMPORTANT
    In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).



                          LSI LOGIC CORPORATION
                             _________________

                              PROXY STATEMENT

              INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of LSI Logic Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 6, 1994 at 11:30 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices at 1655 McCarthy Boulevard, Milpitas, California. The Company's principal executive offices are located at 1551 McCarthy Boulevard, Milpitas, California 95035 and its telephone number is (408) 433-8000.

     These proxy solicitation materials were mailed on or about
March 25, 1994 to all stockholders entitled to vote at the meeting.

Record Date

     Stockholders of record at the close of business on March 14, 1994 are entitled to notice of and to vote at the meeting. At the record date, 50,179,383 shares of the Company's Common
Stock, $0.01 par value, were issued and outstanding.

Revocability of Proxies

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

     On all matters other than the election of directors, each share has one vote. See "ELECTION OF DIRECTORS - REQUIRED VOTE."


     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Skinner & Co. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Skinner & Co. a fee not to exceed $4,000 for its services and will reimburse it for certain out of pocket expenses estimated to be $7,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1994 Annual Meeting must be received by the Company no later than November 29, 1994, and be otherwise in compliance with applicable laws and regulations in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

                            SECURITY OWNERSHIP

Principal Stockholders

     As of March 14, 1994, the following persons were known to the Company to be beneficial owners of more than 5% of the Company's Common Stock:

Name and                        Number of          Percentage of
Address                        Shares Owned            Total

The Capital Group, Inc.<F1>     2,551,800               5.09%
  333 Hope Street
  Los Angeles, CA  90071


Trimark Investment
 Management, Inc.<F2>           3,586,600               7.15%
  One First Canadian Place
  Suite 5600, P.O. Box 487
  Toronto, Ontario
  Canada M5X 1E5

FMR Corp.<F3>                   5,505,570               11%
  82 Devonshire Street
  Boston, MA  02109-3614

Wilfred J. Corrigan<F4>         3,708,726               7.4%
  1551 McCarthy Blvd.
  Milpitas, CA  95035
_______________

<F1> Information obtained from a Schedule 13G filed with the
     Securities and Exchange Commission and dated February 11, 1994. The Capital Group, Inc. does not own any shares of the Common Stock of the Company directly, instead the shares of Common Stock reported on Schedule 13G are owned by accounts under its discretionary investment management authority. Capital Research and Management Group is an operating subsidiary of The Capital Group, Inc. and files a joint statement with The Capital Group, Inc. on Schedule 13G in connection with its ownership of the Common Stock of the Company.

<F2> Information obtained from a Schedule 13G filed with the
     Securities and Exchange Commission and dated February 10, 1994. Trimark Investment Management, Inc. is considered the beneficial owner only as a result of its position as manager and sole trustee of the funds which own the shares of Common Stock of the Company.

<F3> Information obtained from a Schedule 13G filed with the
     Securities and Exchange Commission and dated February 11, 1994. FMR Corp. is considered the beneficial owner of shares of Common Stock of the Company as a result of its control of Fidelity Research and Management Company. Fidelity Research and Management Company is a wholly-owned subsidiary of FMR Corp. and files a joint statement with FMR Corp. on Schedule 13G. Fidelity Research and Management Company acts as an investment advisor to several companies which own shares of Common Stock of the Company.
<F4> Includes 106,250 shares, options for which are presently exercisable or will become exercisable within 60 days of
     March 14, 1994.
_____________

Security Ownership of Management

     The following table sets forth the beneficial ownership of Common Stock of the Company as of March 14, 1994 (the most recent practicable date) by all directors and nominees (naming them), each of the named executive officers set forth in the Summary Compensation Table and by all directors and current executive officers as a group:

                                                     Approximate
                                        Amount        Percentage
          Name                          Owned            Owned
Wilfred J. Corrigan<F1>............    3,708,726          7.4%
T.Z. Chu <F2>......................        8,500           *
Malcolm R. Currie<F3>..............       37,850           *
James H. Keyes <F4>................       28,250           *
R. Douglas Norby ..................       11,000           *
Horst G. Sandfort<F5>..............       36,453           *
Brian L. Halla<F6>.................      145,985           *
Cyril F. Hannon<F7>................      196,508           *
Albert A. Pimentel<F8>.............       17,096           *
All directors and executive officers
 as a group (12 persons)<F9>.......     4,334,699         8.6%
__________________
*    Less than 1%.

<F1> Includes 106,250 shares, options for which are presently exercisable or will become exercisable within 60 days of March 14, 1994.
<F2> Includes 7,500 shares, options for which are presently
     exercisable or will become exercisable within 60 days of March 14, 1994.
<F3> Includes 3,750 shares, options for which are presently
     exercisable or will become exercisable within 60 days of March 14, 1994.
<F4> Includes 15,000 shares, options for which are presently exercisable or will become exercisable within 60 days of March 14, 1994.
<F5> Includes 23,750 shares, options for which are presently exercisable or will become exercisable within 60 days of March 14, 1994. Excludes options to purchase 5,000 shares of the common stock of LSI Logic Corporation of Canada, Inc., a 55% owned affiliate of the Company.
<F6> Includes 130,000 shares, options for which are presently exercisable or will become exercisable within 60 days of March 14, 1994. Excludes options to purchase 25,000 shares of the common stock of LSI Logic Corporation of Canada, Inc., a 55% owned affiliate of the Company.
<F7> Includes 178,750 shares, options for which are presently exercisable or will become exercisable within 60 days of March 14, 1994. Excludes ownership by Mr. Hannon of 20,000 shares of the common stock of LSI Logic K.K., a 64% owned affiliate of the Company.
<F8> Includes 12,900 shares, options for which are presently exercisable or will become exercisable within 60 days of March 14, 1994.
<F9> Includes 595,650 shares, options for which are presently exercisable or will become exercisable within 60 days of March 14, 1994. Excludes options to purchase 65,000 shares of the common stock of LSI Logic Corporation of Canada, Inc., a 55% owned affiliate of the Company. Excludes ownership by all directors and executive officers as a group of 20,000 shares of the common stock of LSI Logic K.K., a 64% owned affiliate of the Company.


                               PROPOSAL ONE


                           ELECTION OF DIRECTORS


Nominees

     A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for such nominee as shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees for election to the Board of Directors, and certain information about them, are set forth below.

                                                       Director
Name of Nominee       Age   Principal Occupation         Since

Wilfred J. Corrigan   56    Chairman of the Board
                             of Directors and Chief
                             Executive Officer of
                             the Company                   1981

James H. Keyes        53    Chairman, Chief Executive
                             Officer and a Director of
                             Johnson Controls, Inc.        1983

T.Z. Chu              59    President and Chief Executive
                             Officer of Hoefer Scientific
                             Instruments                   1992

Malcolm R. Currie     66    Chairman Emeritus, Hughes
                             Aircraft Company              1992

R. Douglas Norby      58    Senior Vice President and
                             Chief Financial Officer of
                             Mentor Graphics Corporation   1993


     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships between or among any directors or executive officers of the Company.

     Mr. Corrigan, a founder of the Company, has served as Chief Executive Officer and a director of the Company since its organization in January 1981. He served as President of the Company from its incorporation until April 1985. He presently serves on the board of directors of Brooktree Corporation.

     Mr. Keyes has served as Chairman and Chief Executive Officer of Johnson Controls, Inc., a manufacturer of automated building controls, batteries, automotive seating and plastics since January, 1993. From January, 1988 until January, 1993 Mr. Keyes served as President and Chief Executive Officer of Johnson Controls, Inc. From January, 1986 to January, 1988, Mr. Keyes served as President, Chief Operating Officer and a director of Johnson Controls, Inc.; from April, 1985 to January, 1986, Mr. Keyes served as Executive Vice President, Chief Operating Officer and a director of Johnson Controls, Inc.; from January, 1985 to April, 1985, he served as Executive Vice President of Johnson Controls, Inc.

     Mr. Chu has served as President and Chief Executive Officer of Hoefer Scientific Instruments since August, 1993. From January, 1992 until August, 1993 Mr. Chu acted as a consultant to Hambrecht & Quist and to Thermo Instrument Systems, Inc.
From 1990 until December 31, 1991 Mr. Chu served as the President of Finnigan Corporation. From 1969 until 1990, he served as the Principal Executive Officer and Director of Finnigan Corporation at which time it was acquired by Thermo Instrument Systems, Inc.

     Mr. Currie served as Chairman and Chief Executive Officer of Hughes Aircraft Company from March, 1988 until his retirement in July, 1992. From January, 1976 until March, 1988 Mr. Currie served as President and Chief Executive Officer of Delco Electronics. He presently serves on the boards of directors of Unocal Corporation and Investment Company of America.

     Mr. Norby has served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation since September, 1993. From July, 1992 until September, 1993 Mr. Norby served as President and Chief Executive Officer of Pharmetrix Corporation, a health care company located in Menlo Park, California. Mr. Norby served as President and Chief Operating Officer of Lucasfilm, Ltd. from February, 1985 until May, 1992. Additionally, from 1989 until May, 1992 Mr. Norby served as Chairman, President and Chief Executive Officer of LucasArts Entertainment Company, a subsidiary of Lucasfilm, Ltd. Mr. Norby serves on the boards of directors of Epitope, Inc. and Recordati S.p.A.




Board Meetings and Committees

     The Board of Directors of the Company held a total of five meetings during the fiscal year ended January 2,1994. The Board of Directors has an Audit Committee and a Compensation Committee.
The Board of Directors does not have a separate nominating committee.

     The Audit Committee which consists of Mr. Currie (who serves as its chairman), Mr. Keyes and Mr. Norby, held two meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent accountants, and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee which consists of Mr. Keyes (who serves as its chairman), Mr. Chu, Mr. Currie and Mr. Norby, held two meeting during the last fiscal year. The Compensation Committee reviews and approves the Company's executive compensation policy and makes recommendations concerning the Company's employee benefit plans.

     During the fiscal year ended January 2, 1994, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

Compensation of Directors

     Members of the Board of Directors who were not employees of the Company receive an annual fee of $20,000 paid on a prorated basis and $1,250 for each meeting they attend, plus expenses.
The Company's 1986 Directors' Stock Option Plan (the "Directors' Option Plan") as adopted by the Board of Directors and approved by the stockholders, provides for the grant of a nonstatutory stock option to purchase 15,000 shares of Common Stock of the Company to each of the Company's non-employee directors on the later of the effective date of the Directors' Option Plan (which date was October 21, 1986) or the date on which such person becomes a director. Thereafter, each non-employee director will be automatically granted a nonstatutory stock option to purchase 5,000 shares of Common Stock of the Company on the date of and immediately following each Annual Meeting of Stockholders at which such non-employee director is re-elected to serve on the Board of Directors, provided, on such date, he or she has served on the Board of Directors for at least six months. The Directors' Option Plan provides that the exercise price shall be equal to the fair market value of the Common Stock on the date of grant of the option. Options granted pursuant to the Directors' Option Plan have a term of five years and are exercisable cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. Options granted pursuant to the Directors' Option Plan may be exercised only while the optionee is a director of the Company or within six months after death or within ninety days after the optionee ceases to serve as a director of the Company.

REQUIRED VOTE

     Directors shall be elected by a plurality of the votes of the outstanding shares of the Company's Common Stock entitled to vote and represented in person or by proxy at the Annual Meeting. Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than five candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. The Company will exercise discretionary authority to cumulate votes in the event that additional persons are nominated at the Annual Meeting for election of directors.

     While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the election of directors, the Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the annual meeting for the transaction of business.
In the absence of controlling precedent to the contrary, the Company intends to treat abstentions with respect to the election of directors in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Accordingly, the Company intends to treat broker non-votes with respect to the election of directors in this manner. Votes against, votes withheld and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

     MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.







                               PROPOSAL TWO

                 AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN



GENERAL

     The Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders in April 1983 and a total of 225,000 shares of Common Stock were initially reserved for issuance thereunder. From time to time since April 1983, the Board of Directors and stockholders have approved amendments to the Purchase Plan to increase the number of shares reserved for issuance thereunder to an aggregate of 6,275,000 shares and to make certain additional amendments to the Purchase Plan.

PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR
ISSUANCE UNDER THE PURCHASE PLAN

     On February 11, 1994, the Board of Directors approved an amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder by 700,000 shares to an aggregate of 6,975,000 shares. The stockholders are being asked to approve this amendment at the Annual Meeting.

     As of March 14, 1994, of the 6,275,000 shares reserved for issuance under the Purchase Plan (without giving effect to the February, 1994 amendment), 5,178,512 shares had been issued. The Company estimates that it will utilize a substantial portion of the 1,096,488 remaining available shares in the exercise period ending September 30, 1994, leaving an inadequate number of shares available for issuance in the exercise period ending March 31, 1995.

     The Board of Directors believes that it is in the best interests of the Company to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions. The Board of Directors believes that the shares remaining available for issuance pursuant to the Purchase Plan are insufficient for such purpose. Accordingly, at the Annual Meeting the stockholders are being requested to consider and to approve the amendment of the Purchase Plan to increase the number of shares reserved for issuance thereunder by 700,000 shares.

SUMMARY OF THE PURCHASE PLAN

     The essential features of the Purchase Plan are outlined below.

Purpose

     The purpose of the Purchase Plan is to provide employees of the Company and its majority-owned subsidiaries designated by the Board of Directors who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions.

Administration

     The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan. No charges for administrative or other costs may be made against the payroll deductions of a participant in the Purchase Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Purchase Plan.

Eligibility

     Any person who is employed by the Company (or by any of its majority-owned subsidiaries designated by the Board of Directors) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan.
As of January 2, 1994 approximately 3,370 employees were eligible to participate in the Purchase Plan and approximately 1,265 of such eligible employees were participating.

Offering Dates

     The Purchase Plan is implemented by consecutive 24-month offering periods. The offering periods commence April 1 and October 1 of each year. Each offering period is composed of four six-month exercise periods. The Board of Directors has the power to alter the duration of the offering periods without stockholder approval if such change is announced 15 days prior to the scheduled beginning of the first offering period to be affected.

Participation in the Purchase Plan

     Eligible employees become participants in the Purchase Plan by delivering to the Company's personnel office a subscription agreement authorizing payroll deductions. An eligible employee may participate in an offering period only if, as of the enrollment date of such offering period, such employee is not participating in any prior offering period which is continuing at the time of such proposed enrollment. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering may not participate in the Purchase Plan until the commencement of the next offering period.

Purchase Price

     The purchase price per share at which shares are sold under the Purchase Plan is the lower of 85% of the fair market value of a share of Common Stock on the date of commencement of the offering period or 85% of the fair market value of a share of Common Stock on the applicable exercise date within such offering period. The fair market value of the Common Stock on a given date shall be determined by the Board of Directors based upon the closing sales price as reported by the New York Stock Exchange on such date.

Payment of Purchase Price; Payroll Deductions

     The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant's eligible compensation, which is defined in the Purchase Plan to include the regular straight time salary as of each payday during the offering period, exclusive of any payments for overtime, bonuses, commissions or incentive compensation. A participant may institute decreases in the rate of payroll deductions at any time and such decreases are immediately effective. Increases in the rate of payroll deductions are effective as of the commencement of any exercise period within the offering period.

     All payroll deductions are credited to the participant's account under the Purchase Plan; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose and such payroll deductions need not be segregated.

Purchase of Stock; Exercise of Option

     At the beginning of each offering period, by executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The maximum number of shares placed under option to a participant in an offering period is determined by dividing the compensation which such participant has elected to have withheld during the exercise period by 85% of the fair market value of the Common Stock at the beginning of the offering period or on the applicable exercise date, whichever is lower; provided that such number shall not exceed 200% of the number of shares determined by dividing 10% of the employee's compensation to be accumulated over the offering period (determined as of the enrollment date) by 85% of the fair market value of a share of the Company's Common Stock on the enrollment date. Notwithstanding the foregoing, no employee may make aggregate purchases of stock of the Company and its majority-owned subsidiaries under the Purchase Plan and any other employee stock purchase plans qualified as such under Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code") in excess of $25,000 (determined using the fair market value of the shares at the time the option is granted) during any calendar year.

Withdrawal

     While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, a participant may terminate his or her participation in the Purchase Plan at any time by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. All of the participant's accumulated payroll deductions will be paid to the participant promptly after receipt of his or her notice of withdrawal and his or her participation in the current offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period. No resumption of payroll deductions will occur on behalf of such participant unless such participant re-enrolls in the Purchase Plan by delivering a new subscription agreement to the Company during the applicable open enrollment period preceding the commencement of a subsequent offering period. A participant's withdrawal from the Purchase Plan during an offering period does not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

Termination of Employment

     Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

     If any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the number of shares subject to purchase and in the purchase price per share, subject to any required action by the stockholders of the Company. In the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will terminate immediately unless otherwise provided by the Board of Directors. In the event of the proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board of Directors determines, in its discretion, to accelerate the exercisability of all outstanding options under the Purchase Plan. The Board of Directors may also make provisions for adjusting the number of shares subject to the Purchase Plan and the purchase price per share if the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of the Company's outstanding Common Stock.

Amendment and Termination of the Purchase Plan

     The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of the stockholders of the Company if such amendment would increase the number of shares reserved under the Purchase Plan, permit payroll deductions at a rate in excess of 10% of a participant's compensation, modify the eligibility requirements or materially increase the benefits which may accrue to participants under the Purchase Plan.

Certain United States Federal Income Tax Information

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the offering date and more than one year after the exercise date, the lesser of: (a) the excess of the fair market value of the shares at the time of such disposition over the option price, or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the grant date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the option price will be treated as ordinary income, and any further gain or any loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. Different rules may apply with respect to participants subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the two holding periods described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the grant and exercise of options under the Purchase Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which a participant may reside. It is advisable that a participant contact his or her own tax advisor concerning the application of these tax laws.

STOCK PRICE

     The closing price of a share of the Common Stock on the New
York Stock Exchange on March 14, 1994 was $22.

PLAN BENEFITS

     The Company cannot now determine the number of shares to be purchased in the future by the named executive officers, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. In 1993 however, the following shares of Common Stock were purchased by such persons pursuant to the Purchase Plan:

     Name or Group
     Wilfred J. Corrigan.......................         -0-
     Horst G. Sandfort.........................        4,871
     Brian L. Halla............................        5,367
     Cyril F. Hannon...........................        5,097
     Albert A. Pimentel......................          4,196
     All Current Executive Officers as a group
      (8 persons).............................        23,164
     All employees (including current
      officers who are not executive officers).      987,701
____________


REQUIRED VOTE

     Approval of the amendment to the Purchase Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes against are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes against are also counted for purposes of determining the total number of votes required to pass the proposal and whether such number of votes has been obtained.

     While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendment to the Purchase Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes may not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and will not be counted in determining whether this proposal passes.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
OF THE PURCHASE PLAN.  THE EFFECT OF AN ABSTENTION IS THE SAME AS
THAT OF A VOTE AGAINST THE AMENDMENT OF THE PURCHASE PLAN.




                              PROPOSAL THREE

                AMENDMENT TO THE 1991 EQUITY INCENTIVE PLAN


GENERAL

     The 1991 Equity Incentive Plan (the "1991 Incentive Plan") was adopted by the Board of Directors and approved by the stockholders in May 1991 and a total of 2,000,000 shares of Common Stock were initially reserved for issuance thereunder. In 1993, the Board of Directors and the stockholders approved an amendment to the 1991 Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares to an aggregate of 3,000,000 shares.



PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR
ISSUANCE UNDER THE 1991 INCENTIVE PLAN

     On February 11, 1994, the Board of Directors approved an amendment to the 1991 Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,500,000 shares to an aggregate of 4,500,000 shares. The stockholders are being asked to approve this amendment at the Annual Meeting.

     As of March 14, 1994, options to purchase 2,354,027 shares had been granted and only 645,973 of the 3,000,000 shares reserved for issuance under the 1991 Incentive Plan (without giving effect to the February, 1994 amendment) remain available for grant. The Board of Directors believes that it is in the best interest of the Company to be able to continue to create equity incentives to assist in attracting, retaining and motivating employees. The Board of Directors believes that the shares remaining available for granting of options pursuant to the 1991 Incentive Plan are insufficient for such purposes. Accordingly, at the Annual Meeting the stockholders are being requested to consider and to approve the amendment of the 1991 Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,500,000 shares.

SUMMARY OF THE 1991 INCENTIVE PLAN

     The essential features of the 1991 Incentive Plan are outlined below.

Purpose

     The purpose of the 1991 Incentive Plan is to enable the Company to provide an incentive to eligible employees, including officers, and consultants whose present and potential contributions are important to the continued success of the Company, to afford them an opportunity to acquire a proprietary interest in the Company and to enable the Company to enlist and retain in its employ the best available talent for the successful conduct of its business.

Eligibility

     Employees, including officers, and consultants of the Company and its majority-owned subsidiaries (as well as majority-owned subsidiaries of the Company's majority-owned subsidiaries) whom the Board deems to have the potential to contribute to the future success of the Company are eligible to receive awards under the 1991 Incentive Plan.

Administration

     The 1991 Incentive Plan shall be administered by (i) the Board of Directors if the Board may administer the 1991 Incentive Plan in compliance with Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or
(ii) a committee appointed by the Board and constituted so as to permit the 1991 Incentive Plan to comply with the provisions of Rule 16b-3. If permitted by Rule 16b-3, the 1991 Incentive Plan may be administered by different bodies with respect to employees who are directors, non-director officers, employees who are neither directors nor officers and consultants. For the purposes of this plan description, the term "Committee" shall mean either the committee appointed by the Board or the Board, whichever is administering the 1991 Incentive Plan. All questions of interpretation or application of the 1991 Incentive Plan are determined in the sole discretion of the Committee, and its decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the 1991 Incentive Plan but may not be a member of a committee appointed to administer the 1991 Incentive Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the 1991 Incentive Plan.

Stock Options

     The 1991 Incentive Plan permits the granting of stock options that either are intended to qualify as Incentive Stock
Options ("ISOs") or are not intended to so qualify ("Nonstatutory
Stock Options" or "NSOs").

     The option exercise price for each share covered by an option may be less than the fair market value of a share of Common Stock on the date of grant of such option. However, in the case of an ISO, the option exercise price shall be no less than 100% of the fair market value of a share of Common Stock on the date such option is granted, subject to certain additional conditions set forth in the 1991 Incentive Plan with respect to grants to 10% stockholders. In the case of an NSO, the option exercise price shall be no less than 50% of the fair market value of the Common Stock on the date the option is granted.

     The term of each option will be fixed by the Board but may not exceed ten years from the date of grant in the case of ISOs (five years in the case of ISOs granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of the Company or of any subsidiary). The Committee will determine the time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.


     The exercise price of options granted under the 1991 Incentive Plan, including applicable withholding, must be paid in full on the exercise date. The method of payment shall be determined by the Committee and may consist of cash, check, promissory note, other shares of Common Stock having a fair market value on the date of exercise equal to the aggregate exercise price of the option, delivery of a properly executed exercise notice and irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, delivery of an irrevocable subscription agreement for the shares which obligates the optionee to take and pay for the shares not more than 12 months after the date of delivery of the subscription agreement, any combination of the foregoing methods of payment or such other consideration and method of payment for the issuance of shares to the extent permitted under the Delaware General Corporation Law.

     Under the 1991 Incentive Plan, if an employee's employment terminates for any reason, including retirement, an option may thereafter be exercised (to the extent it was then exercisable) within such time period as is determined by the Committee (which shall be no more than 90 days in the case of an ISO), subject to the stated term of the option. If the Committee has determined that an employee was discharged for just cause (as defined in the 1991 Incentive Plan), such employee shall have no further rights under the 1991 Incentive Plan or under any option granted to him or her under the plan. If an optionee's employment is terminated by reason of the optionee's death, the option will be exercisable for six months following the date of death or such period as is determined by the Committee, subject to the stated term of the option. Options granted to consultants shall have such terms and conditions with respect to the effect of termination of the consulting relationship (including upon the death of the consultant) as the Committee shall determine in each case.

     To qualify as ISOs, options must meet additional federal tax requirements under the Internal Revenue Code of 1986, as amended (the "Code"). Under current law, these requirements include limits on the value of ISOs that may become first exercisable annually with respect to any optionee, and a shorter exercise period and a higher minimum exercise price in the case of stockholders having a 10% equity interest in the Company.

Stock Appreciation Rights


Although no stock appreciation rights ("SARs") have ever been granted, under the 1991 Incentive Plan, the Committee may also grant SARs, either in connection with the grant of options or independent of the grant of options. Upon exercise of an SAR granted in connection with an option, the holder is entitled to receive an amount of cash, Common Stock of the Company or any combination thereof (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by the surrendered portion of the related option on the date of exercise over the aggregate exercise price of the shares covered by the surrendered portion of the related option. Notwithstanding the foregoing, the Committee may limit the amount that may be paid to the optionee upon exercise of an SAR; provided, however, that such limit shall not restrict the exercisability of the related option. The exercise of an SAR will result in cancellation of the related option, to the extent surrendered on exercise of the SAR. An SAR granted in connection with an option shall be exercisable only when and to the extent that the related option is exercisable and shall expire no later than the date on which the related option expires.

     SARs granted without related options entitle the holder, upon exercise of the SAR, to receive an amount of cash, Common Stock of the Company or any combination thereof (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by the exercised portion of the SAR on the date of exercise over the fair market value of the shares covered by the exercised portion of the SAR as of the date of grant of the SAR; provided, however, that the Committee may limit the amount that may be paid to the holder upon exercise of such SAR. An SAR granted independent of options shall be exercisable, in whole or in part, at such times as the Committee shall determine.

Stock Purchase Rights

     The 1991 Incentive Plan provides for the grant of stock purchase rights to purchase Common Stock of the Company either alone, in addition to, or in tandem with other awards under the 1991 Incentive Plan and/or cash awards made outside of the 1991 Incentive Plan. The Committee shall determine the terms of each stock purchase right, including the number of shares of Common Stock that the purchaser shall be entitled to purchase, the price to be paid for the shares (which price in the case of persons subject to Section 16 of the Exchange Act shall not exceed the par value of the Company's Common Stock) and the time within which the right must be exercised, which shall in no event exceed 60 days from the date the stock purchase right was granted. At the time of exercise of a stock purchase right, the purchaser and the Company will enter into a Restricted Stock Purchase Agreement pursuant to which the Company shall have a right to repurchase, at the original purchase price, any unvested shares in the event of the purchaser's voluntary or involuntary termination of employment or consulting relationship, including by reason of death or disability.

Stock Bonuses

     The 1991 Incentive Plan also provides for the award of stock bonuses to employees and consultants. Stock bonuses may be granted either alone or in addition to other awards under the 1991 Incentive Plan. Stock bonuses are generally granted in consideration of past services rendered to the Company or its subsidiaries. The Committee shall determine, in its sole discretion, the terms of each stock bonus, and shall determine the performance or employment-related factors to be considered in granting stock bonuses and the extent to which such stock bonuses have been earned.


Adjustments for Recapitalizations and Reorganizations

     In the event of a stock dividend, stock split combination or similar event, the number of shares of Common Stock available for issuance under the 1991 Incentive Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Common Stock deliverable in connection with any outstanding option, SAR, stock purchase right or stock bonus, and, where applicable, the exercise price thereof, shall be proportionately adjusted.

     In the event of a merger, reorganization, liquidation or similar event, the Board of Directors shall, with respect to outstanding options, SARs, stock purchase rights or stock bonuses either provide for the assumption or substitution of such awards or provide that the options or rights must be exercised within 30 days. In either case, the Board or the Committee may, in its discretion, provide for accelerated vesting of such awards.

Amendment and Termination

     The Board may amend, alter, suspend or discontinue the 1991 Incentive Plan at any time, but such amendment, alteration, suspension or discontinuation shall not impair the rights of any participant in the 1991 Incentive Plan, without the participant's consent. Subject to the specific terms of the 1991 Incentive Plan, the Committee may accelerate any award or option or waive any conditions or restrictions pertaining to such award or option at any time.

     In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") (or any other applicable law or regulation), the Company shall obtain stockholder approval of any 1991 Incentive Plan amendment, in such a manner and to such a degree as required to comply with such laws or regulations.

Certain United States Federal Income Tax Information

     The following is only a brief summary of the effect of federal income taxation upon the participant and the Company under the 1991 Incentive Plan based upon the Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States in which a participant may reside.

     Stock Options. If an option granted under the 1991 Incentive Plan is an ISO, the optionee will recognize no income upon grant of the ISO and will incur no tax liability due to the exercise unless the optionee is subject to the alterative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alterative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the ISO and one year after exercise by the optionee, any gain (or loss) will be treated as capital gain (or loss). If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such premature disposition may apply if the optionee is subject to
Section 16 of the Exchange Act. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain (or loss) recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain (or loss).

     All other options which do not qualify as ISOs are taxed as NSOs. An optionee will not recognize any taxable income at the time he or she is granted an NSO. However, upon the exercise of an NSO, the optionee will recognize ordinary income measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is subject to Section 16 of the Exchange Act, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NSO.

     Stock Appreciation Rights. A recipient will not recognize any taxable income in connection with the grant of an SAR. On exercise of an SAR for cash, the recipient will generally recognize ordinary income in the year of exercise in an amount equal to the difference between the exercise price (if any) of the SAR and the fair market value of the SAR (computed with reference to the Common Stock of the Company) at the time of exercise. If the recipient is an employee, such amount will be subject to withholding by the Company. As a general rule, the Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the SAR.

     If the recipient receives shares of Common Stock of the Company upon exercise of an SAR, the tax consequences on purchase and sale of such shares will be the same as those discussed above for NSOs. See "Special Rules Applicable to Corporate Insiders."

     Stock Purchase Rights. Stock purchase rights will generally be subject to the tax consequences discussed above for NSOs.

     Stock Bonus Awards. A recipient who receives fully vested shares of Common Stock pursuant to a stock bonus award will generally recognize ordinary income in the year of receipt equal to the fair market value of the stock on the date of grant. If the recipient receives stock subject to vesting pursuant to a stock bonus award, the recipient will recognize ordinary income equal to the fair market value of the stock at the time the award vests (unless a Section 83(b) election is timely filed at the time of grant). Different timing rules may apply if the recipient is subject to Section 16(b) of the Exchange Act.

     If the recipient is an employee, any amount included in income will be subject to withholding by the Company. As a general rule, the Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the stock bonus award.

     Special Rules Applicable to Corporate Insiders. In the case of an individual who could be subject to suit under Section 16(b) of the Exchange Act in the event he or she disposes of the shares acquired upon exercise of a stock option, an SAR, or any other incentive right granted under the 1991 Incentive Plan ("Insider"), such Insider will not recognize ordinary income at the time of exercise of the option or right. Instead, the time of taxation and withholding requirements will be generally deferred until the date that the insider would no longer be subject to suit upon disposition of such shares. The Insider will recognize ordinary income at that time in an amount equal to the excess of the then fair market value of the shares over the purchase price (if any).

If the recipient is an employee, any amount included in income will be subject to withholding by the Company. An Insider can avoid this deferral provision by filing a Section 83(b) election within 30 days after exercise of the option or right.

     Capital Gains. Under current law the tax on long-term capital gains is capped at 28%. Short-term capital gain is fully included in gross income and taxed at the same rates as ordinary income. Capital losses are allowed in full against capital gains plus $3,000 of other income.


STOCK PRICE

     The closing price of a share of the Common Stock on the New
York Stock Exchange on March 14, 1994 was $22.

PLAN BENEFITS

     The Company cannot now determine the number of options to be received in the future by the named executive officers, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. See "EXECUTIVE COMPENSATION - Stock Option Grants and Exercises" for the number of stock options granted to the named executive officers in 1993. In 1993, options to purchase 322,000 shares of the Common Stock of the Company were granted to all current executive officers as a group and options to purchase 950,850 shares of the Common Stock of the Company were granted to all employees (including current officers who are not executive officers).

REQUIRED VOTE

     Approval of the amendment to the 1991 Incentive Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes against are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes against are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

     While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendment to the 1991 Incentive Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes may not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and therefore will not be counted in determining whether this proposal passes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
OF THE 1991 INCENTIVE PLAN.  THE EFFECT OF AN ABSTENTION IS THE
SAME AS THAT OF A VOTE AGAINST THE AMENDMENT OF THE 1991
INCENTIVE PLAN.


                               PROPOSAL FOUR


          RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


     The Board of Directors has selected Price Waterhouse, independent accountants, to audit the consolidated financial statements of the Company for its 1994 fiscal year and recommends that the stockholders vote for ratification of such appointment. If there is a negative vote on such ratification, the Board of Directors will reconsider its selection. Price Waterhouse has audited the Company's consolidated financial statements since the fiscal year ended December 31, 1981. Representatives of Price Waterhouse are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS THE
INDEPENDENT ACCOUNTANTS FOR THE 1994 FISCAL YEAR.  THE EFFECT OF
AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.


                          EXECUTIVE COMPENSATION


     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000, information concerning all reportable compensation awarded to, earned by or paid to each for services to the Company in all capacities during the fiscal year ended January 2, 1994, as well as such compensation for each such individual for the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).


                 SUMMARY COMPENSATION TABLE

                    Annual Compensation
                                                     Other Annual
Name and                                             Compensation
Principal Position      Year     Salary    Bonus     ($) <F1>

Wilfred J. Corrigan    1993     $530,077  $400,000   $16,600
Chief Executive        1992     $500,000  None       $ 9,600
 Officer               1991     $463,460  None       $ 9,600

Horst G. Sandfort      1993     $354,464  $235,000   $45,872
Executive Vice         1992     $350,411  None       $20,800
 President,            1991     $290,782  $ 95,339   $20,755
 Geographic Markets

Brian L. Halla         1993     $280,481  $200,000   $ 8,500
Executive Vice         1992     $236,250  None       $17,104
 President, LSI Logic  1991     $189,615  None       $ 9,539
 Products

Cyril F. Hannon        1993     $261,538  $170,000   $ 8,400
Executive Vice         1992     $235,385  None       $ 8,400
 President, Worldwide  1991     $211,692  None       $ 8,400
 Operations

Albert A. Pimentel     1993     $222,923  $150,000   $ 9,400
Senior Vice President  1992     $ 78,558  None       $ 3,613
 Finance and Chief     1991     N/A       N/A        N/A
 Financial Officer

<F1>  Includes amounts paid for car allowances, housing and meal allowances, tax planning and relocation.

                      SUMMARY COMPENSATION TABLE
                        Long Term Compensation

                                Awards               Payouts
                                                           All
                             Restricted                   Other
                             Stock     Options/   LTIP    Compen-
                       Year  Awards      SARs    Payouts  sation
                             ($)<F2>    (#)<F3>  ($)<F4>  ($)<F5>

Wilfred J. Corrigan    1993  0         125,000     0      $28,483
                       1992  0         0           0      $ 4,032
                       1991  0         100,000     0      $ 4,032

Horst G. Sandfort      1993  0         50,000<F6>  0      $15,417
                       1992  0         40,000      0      $13,554
                       1991  0         95,000      0      $12,316

Brian L. Halla         1993  0         50,000      0      $14,682
                       1992  0         75,000      0      $ 2,436
                       1991  0         30,000      0      $ 1,820

Cyril F. Hannon        1993  0         50,000      0      $17,391
                       1992  0         30,000      0      $ 4,032
                       1991  0         25,000      0      $ 4,032

Albert A. Pimentel     1993  0         15,000      0      $10,316
                       1992  0         125,000     0      $   385
                       1991  N/A       N/A         N/A     N/A

<F2> The Company has not granted any restricted stock rights.

<F3> The Company has not granted any stock appreciation rights.

<F4> The Company does not have any Long Term Incentive Plans as that term is defined in the regulations.

<F5> The amounts described hereunder were paid by the Company during 1993 for group term life insurance and profit sharing
(paid to all employees as a fixed percentage of salary).

<F6> Excludes options granted to Mr. Sandfort in 1993 to purchase
20,000 shares of the stock of LSI Logic Corporation of Canada, Inc., a 55% owned affiliate of the Company.

    The Company, through its European affiliate, LSI Logic Europe plc, and in recognition of certain European employment customs for senior executives, presently maintains a form of salary continuation arrangement for Horst G. Sandfort. This arrangement provides that if, prior to May 7, 1995, Mr. Sandfort were dismissed or asked to resign from employment with the Company or any of its affiliated companies (for any reason other than misconduct), Mr. Sandfort would be entitled to receive a payment equivalent to one year's salary (at date of such termination), up to a maximum amount of DM570,000 which was approximately $338,466 as of March 14, 1994). Mr. Sandfort's responsibilities include his position as Chief Executive Officer of LSI Logic Europe plc and as Executive Vice President, Geographic Markets for the Company.


Stock Option Grants and Exercises

     The following tables set forth the stock options granted to the named executive officers under the Company's stock option plans and the options exercised by such named executive officers during the fiscal year ended January 2, 1994.

     The Option/SAR Grant Table sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price at the date of grant of 5% and 10% from the date the option was granted to the end of the option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.


          OPTION/SAR GRANTS IN LAST FISCAL YEAR<F1>

    LSI Logic Corporation 1991 Equity Incentive Plan <F2>

                            Individual Grants

Name                        Percent of
                            Total Options/  Exercise
                   Options/ SARs granted    or Base
                  Sars      to Employees    Price      Expiration
                 Granted(#) in Fiscal Year  ($/share)     Date
Wilfred J. Corrigan 125,000     9.6%        $11.00       02/12/03

Horst G. Sandfort   50,000      3.8%        $11.00       02/12/03

Brian L. Halla      50,000      3.8%        $11.00       02/12/03

Cyril F. Hannon     50,000      3.8%        $11.00       02/12/03

Albert A. Pimentel  15,000      1.2%        $11.00       02/12/03

<F1> The Company has not granted any stock appreciation rights.
<F2> The material terms of the grants are described under
Proposal Three in this proxy statement.


                  Potential Realizable Value
Assumed Annual Rates of Stock Price Appreciation for Option Term

Name                                   5%            10%
Wilfred J. Corrigan                    $866,250      $2,186,250
Horst G. Sandfort                      $346,500      $  874,500
Brian L Halla                          $346,500      $  874,500
Cyril F. Hannon                        $346,500      $  874,500
Albert A. Pimentel                     $252,450      $  410,850



        OPTION/SAR GRANTS IN LAST FISCAL YEAR<F1>

LSI Logic Corporation of Canada, Inc. 1985 Stock Option Plan<F2>

                     Individual Grants

Name                        Percent of
                            Total Options/  Exercise
                   Options/ SARs granted    or Base
                  Sars      to Employees    Price      Expiration
                 Granted(#) in Fiscal Year  ($/share)     Date


Wilfred J. Corrigan 0           0           0            ---
Horst G. Sandfort   20000       6.6%        CDN$1.85<F3> 01/21/98
Brian L. Halla      0           0           0            ---
Cyril F. Hannon     0           0           0            ---
Albert A. Pimentel  0           0           0            ---

<F1>  LSI Logic Corporation of Canada, Inc. has not granted any stock appreciation rights.
<F2>  The LSI Logic Corporation of Canada, Inc. 1985 Stock Option
Plan is administered out of the Company's Canadian affiliate. The material terms of grant other than those set forth in the table are: (a) the exercise price was based on the fair market value of the Canadian common stock (in Canadian dollars) on the Toronto Stock Exchange on the date of grant; and (b)options may only be exercised (once vested) while optionee is an employee of LSI Logic Corporation of Canada, Inc., its subsidiary or the Company, or within six months after death or 30 days after termination of employment.
<F3>  Currency is denominated in Canadian dollars.


                  Potential Realizable Value
Assumed Annual Rates of Stock Price Appreciation for Option Term

Name                              5%              10%
Wilfred J. Corrigan               0               0
Horst G. Sandfort                 CDN$23,400<F3>  CDN$58,800<F3>
Brian L. Halla                    0               0
Cyril F. Hannon                   0               0
Albert A. Pimentel                0               0

<F3> Currency is denominated in Canadian dollars.




   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
               AND YEAR-END VALUES<F1>

      LSI Logic Corporation 1991 Equity Incentive Plan

Name                     Number of Shares
                         Acquired on Exercise   Value Realized
Wilfred J. Corrigan      0                      0
Horst G. Sandfort        72,500                 $506,875
Brian L. Halla           50,000                 $477,500
Cyril F. Hannon          70,000                 $773,325
Albert A. Pimentel       22,100                 $287,300
__________________

<F1> The Company has not granted any stock appreciation rights.


Name                     Total Number of Unexercised Option
                                  Held at Fiscal Year End
                         Exercisable         Unexercisable
Wilfred J. Corrigan      75,000              150,000
Horst G. Sandfort        10,000              130,000
Brian L. Halla           93,750              121,250
Cyril F. Hannon          157,500             85,000
Albert A. Pimentel       9,150               108,750



Name                      Total Value of Unexercised
                          In-the-Money Options Held at
                               Fiscal Year End
                          Exercisable<F2>         Unexercisable
Wilfred J. Corrigan       $582,188                $803,438
Horst G. Sandfort         $83, 438                $937,500
Brian L. Halla            $808,750                $831,250
Cyril F. Hannon           $1,381,562              $503,125
Albert A. Pimentel        $94,931                 $1,045,781

<F2>  Total value of vested options based on fair market value of
Company's Common Stock of $15.875 per share as of December
31,1993.





        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                 AND YEAR-END VALUES<F1>

LSI Logic Corporation 1985 Nonqualified Stock Option Plan
           for LSI Logic Corporation of Canada, Inc.


Name                     Number of Shares
                         Acquired on Exercise   Value Realized
Wilfred J. Corrigan      0                      0
Horst G. Sandfort        0                      0
Brian L. Halla           0                      0
Cyril F. Hannon          40,000                 CDN$57,000<F3>
Albert A. Pimentel       0                      0
__________________

<F1> The Company has not granted any stock appreciation rights.
<F3>  Currency is denominated in Canadian dollars.


Name                     Total Number of Unexercised Option
                                  Held at Fiscal Year End
                         Exercisable         Unexercisable
Wilfred J. Corrigan      0                   0
Horst G. Sandfort        0                   0
Brian L. Halla           25,000              0
Cyril F. Hannon          0                   0
Albert A. Pimentel       0                   0



Name                      Total Value of Unexercised
                          In-the-Money Options Held at
                               Fiscal Year End
                          Exercisable<F2>         Unexercisable
Wilfred J. Corrigan       ---                     ---
Horst G. Sandfort         ---                     ---
Brian L. Halla            CDN$81,000<F3>          ---
Cyril F. Hannon           ---                     ---
Albert A. Pimentel        ---                     ---

<F2>  Total value of vested options based on fair market value of
LSI Logic Corporation of Canada, Inc.'s common stock on the Toronto Stock Exchange of CDN$4.15 per share as of December 31,
1993.
<F3>  Currency is denominated in Canadian dollars.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Compensation Committee (the "Committee") of the Board of
Directors establishes the overall executive compensation strategies of the Company and approves compensation elements for the Chief Executive Officer and other executive officers. The
Committee periodically reviews its approach to executive compensation.

     The Committee is comprised of all of the independent, non-employee members the Board of Directors (4), none of whom have interlocking relationships as defined by the Securities and Exchange Commission. The Committee has available to it such external compensation advice and data as the Committee deems appropriate to obtain.

     The compensation philosophy of the Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the Company's business strategies, objectives and initiatives. As the Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Committee reaches its decisions with a view toward the Company's overall financial performance.

Executive Officer Compensation

     The Committee's approach is based upon a belief that a substantial portion of aggregate annual compensation for executive officers should be contingent upon the Company's performance and an individual's contribution to the Company's success. In addition, the Committee strives to align the interests of the Company's executive officers with the long-term interests of shareholders through stock option grants that can result in ownership of the Company's Common Stock. The Committee endeavors to structure each executive officer's overall compensation package to be consistent with this approach and to enable the Company to attract, retain and reward personnel who contribute to the success of the Company.

     The Company's compensation program for executive officers is based on the following guidelines:

     * Establishment of salary levels and participation in generally available employee benefit programs based on competitive compensation package practices.

     * Utilization of a performance-based, cash incentive plan.

     * Inclusion of equity opportunities that create long-term incentives based upon increases in shareholder return.



     For 1993 the Committee approved a cash incentive plan that provided for bonus awards to the executive officers and other members of senior management. The plan established a minimum level of operating income to be achieved by the Company for the year before any payments would be made and provided for upward adjustments in awards if the minimum operating income target was exceeded. In addition, except as to his own eligibility for award under the plan, bonus awards to other executive officers were determined pursuant to the CEO's judgment of such other officers' relative contributions to the Company's performance. The Company also established and applied an aggregate budget for all awards to be made under the plan. The Committee received recommendations from the CEO, and based thereon, approved awards under the plan to each of the executive officers. During 1993 the Committee also approved a budget for increases in executive officers' base salary levels, which were then made pursuant to the judgment and discretion of the Chief Executive Officer.

Chief Executive Officer Compensation

     Mr. Corrigan has been CEO of the Company since its founding in 1980. His base salary prior to the beginning of fiscal 1993 was $500,000, which was increased to $550,000 during 1993, based upon reference to external competitive pay practices, the above described compensation approach to executive officers and an independent assessment of Mr. Corrigan's performance by this Committee. The Committee also awarded Mr. Corrigan a cash bonus in the amount of $400,000 based upon its evaluation of Mr. Corrigan's performance under the provisions of the incentive plan applicable to the other executive officers. Competitive pay practice data evaluated by the Committee was derived from an information base comprising a group of other technology companies, many of which are included in the Hambrecht & Quist Technology Index, as compiled by an externally generated information source.

     The Committee also approved grants to Mr. Corrigan of 125,000 stock options in 1993, under the terms of the 1991 Equity Incentive Plan described elsewhere in this proxy statement. The stock option grants were based upon an assessment by this Committee of Mr. Corrigan's expected contribution to the Company and a desire to provide an appropriate incentive therefor. The Committee believes Mr. Corrigan has managed the Company well, and has achieved distinguished results, including in terms of revenue, gross margin, operating income and net income growth.

                         MEMBERS OF THE COMPENSATION COMMITTEE

February 11, 1994             James H. Keyes
                              T.Z. Chu
                              Malcolm R. Currie
                              R. Douglas Norby

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are set forth in the preceding section as well as in Proposal One. There are no members of the Compensation Committee who were: officers or employees of the Company or any of its subsidiaries during the fiscal year, formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.


PERFORMANCE GRAPH

     The stock price performance shown on the graph following is not necessarily indicative of future price performance.


              Comparison of Five-Year Cumulative Total Return
                Among LSI Logic Corporation*, S&P 500 Index
                  and Hambrecht & Quist Technology Index




[Description of Stock Performance Graph - The Stock Performance Graph assumes $100 invested on December 31, 1988. The X-axis of the graph denotes the years 1988, 1989, 1990, 1991, 1992 and 1993. The Y-axis denotes dollar amounts of $50, $100, $150, $100 and $250. Each of the graphs begins at 1988 at the $100 point. The performance of the Company is depicted by connecting graph points at $100 for 1988, $66 for 1989, $58 for 1990, $76 for
1991, $100 for 1992 and $148 for 1993. The performance of the S&P 500 is depicted by connecting graph points at $100 for 1988, $132 for 1989, $128 for 1990, $166 for 1991, $179 for 1992 and
$197 for 1993. The performance of the Hambrecht & Quist Technology Index is depicted by connecting graph points at $100 for 1988, $108 for 1989, $99 for 1990, $147 for 1991, $169 for
1992 and $184 for 1993.]


* The Company operates on a 52/53 week fiscal year which ends on the Sunday closest to December 31. Accordingly, the Company's last trading day of its fiscal year may vary. For consistent presentation and comparison to the industry indices shown herein, the Company has calculated its stock performance graph assuming a December 31 year end. The three measures of cumulative return were prepared assuming reinvestment of dividends.





                           CERTAIN TRANSACTIONS


     James S. Koford, a former executive officer of the Company had outstanding in 1993 a promissory note in the amount of $435,850 with interest at an annual rate of 8%. In November, 1993 Mr. Koford repaid principal in the amount of $50,000 and effective December 1, 1993, the unpaid principal and accrued interest was consolidated into a new promissory note in the amount of $394,567.01 with interest at an annual rate of 8%. The loan was made to allow Mr. Koford to meet personal financial commitments. Principal and interest payments of $47,891.35, $47,091.35 and $46,291.35 are due February 28, 1994, May 31,
1994, and August 31, 1994 respectively with the balance of principal and accrued unpaid interest due and payable November 30, 1994. The largest aggregate amount outstanding at any time during 1993 attributable to loans to Mr. Koford was $397,602 and, as of March 9, 1994, Mr. Koford's aggregate amount outstanding on such loan was approximately $355,000. The note is immediately due and payable should Mr. Koford's employment with the Company terminate for any reason.

     Lewis C. Wallbridge, an executive officer of the Company, had outstanding during 1993 a promissory note in the amount of $100,000 with interest at 8% per year. The loan was made in order to assist Mr. Wallbridge in meeting personal financial commitments. The note was due and payable within one year after the date of loan. The largest aggregate amount outstanding at any time during 1993 attributable to the loan to Mr. Wallbridge was $107,713.80 and was repaid in its entirety March 15, 1993.

     In May 1991, LSI Logic GmbH, a wholly-owned subsidiary of LSI Logic Europe plc, a 97% owned subsidiary of the Company, loaned to Horst G. Sandfort, an executive officer of the Company DM 600,000. The loan bears interest at the applicable Lombard rate in the Federal Republic of Germany which has averaged approximately 8% since 1991. Principal plus accrued interest is due and payable May 7, 1995 unless Mr. Sandfort ceases to be employed by the Company or LSI Logic GmbH in which case the loan plus accrued interest is due and payable immediately. The largest aggregate amount outstanding at any time during 1993 was approximately DM 727,385 which as of January 2, 1994 was approximately U.S. $426,000 and as of March 9, 1994 Mr. Sandfort's aggregate amount outstanding on the loan was approximately DM 735,692 which as of such date was approximately U.S. $436,000.

     In April 1993, Mr. Sandfort was loaned $150,000 pursuant to an unsecured promissory note to cover all costs associated with his relocation from Germany to the United States. The note bears interest at 8% per year and is due April 18, 1996. Principal and accrued interest will be forgiven in equal amounts on the last day of each of the 12th month, 24th month and 36th month. The largest aggregate amount outstanding at any time during 1993 attributable to the loan to Mr. Sandfort was $158,077 and as of March 9, 1994 Mr. Sandfort's aggregate amount outstanding on the loan was approximately $160,385.


     On April 10, 1992, Robert N. Blair resigned his position as an executive officer of the Company. Pursuant to the terms of a Separation Agreement, Mr. Blair acted as a consultant to the Company at a rate of $1,000 per month through May 5, 1993. Options previously granted to him continued to vest through May 5, 1993. On July 3, 1992, George D. Wells resigned his position as an executive officer of the Company. Pursuant to the terms of a Separation Agreement, Mr. Wells acted as a consultant to the Company through December 31, 1993 at a rate of $1,000 per month. Options previously granted to him vested immediately as of the effective date of the Separation Agreement.

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it and written representations received from those reporting persons recognized by the Company as being subject to filing requirements that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its executive officers and directors were complied with as of January 2, 1994.


                               OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                        THE BOARD OF DIRECTORS



March 25, 1994






                     FORM OF PROXY

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      LSI LOGIC CORPORATION
              1994 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of LSI Logic Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 25, 1994, and hereby appoints Wilfred J. Corrigan and David
E. Sanders, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1994 Annual Meeting of Stockholders of LSI Logic Corporation to be held on May 6, 1994, at 11:30 a.m. local time, at the Company's offices located at 1655 McCarthy Boulevard, Milpitas, California, and at any adjournment(s) thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN, FOR APPROVAL OF THE ADOPTION OF THE
AMENDMENT TO THE 1991 EQUITY INCENTIVE PLAN, FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

1.   ELECTION OF DIRECTORS:

Nominees:  Wilfred J. Corrigan; Malcolm R. Currie; T.Z. Chu;
James L. Keyes; R. Douglas Norby.

          FOR                    WITHHOLD
         /  /                     /  /


/   /_________________________________
For all nominees except as noted above

/  / Mark here for address change and note below.



2.   PROPOSAL TO APPROVE AN AMENDMENT TO THE EMPLOYEE STOCK
     PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR
     ISSUANCES THEREUNDER BY 700,000 SHARES:


               /  / For         /  / Against      /  / Abstain


3.   PROPOSAL TO APPROVE AN AMENDMENT TO THE 1991 EQUITY
INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR
ISSUANCES THEREUNDER BY 1,500,000 SHARES:

               /  / For         /  / Against      /  / Abstain


4.   PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE AS
THE INDEPENDENT ACCOUNTANTS OF THE COMPANY:

               /  / For         /  / Against      /  / Abstain


and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.


Signature:__________________________Date:___________________

Signature:__________________________Date:___________________

